Exhibit 23.3

July 9, 2026

To:	Viomi Technology Co., Ltd (the “Company”)
Wansheng Square, Rm 1302 Tower C,
Xingang East Road, Haizhu District,
Guangzhou, Guangdong, 510220
People’s Republic of China

Dear Sir/Madam:

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region) to the Company in connection with the proposed offering as set forth in the Company’s registration statement on Form F-3, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

We hereby consent to the reference of our name under the headings “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters”. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices